Discovery Labs Announces that Nasdaq Hearing Panel has Granted Request for Continued Listing on The NASDAQ Capital Market®

Panel finds Discovery Labs Complies With all Listing Requirements

Warrington, PA – January 12, 2011 — Discovery Laboratories, Inc. (Nasdaq: DSCOD), announced today that, on January 11, 2011, a NASDAQ Listing Qualifications Panel (the “Panel”)  determined that Discovery Labs has regained compliance with Nasdaq Listing Rule 5550(a)(2) (“Minimum Bid Price Rule”) because its common stock has maintained a minimum closing bid price of $1.00 per share over a period of 10 consecutive business days ending on January 10, 2011.  The Panel also determined that Discovery Labs is in compliance with all other listing standards for continued listing on The NASDAQ Capital Market® (“Nasdaq Capital Market”).  Accordingly, Discovery Labs’ common stock will continue to be listed on the Nasdaq Capital Market.

As previously announced, on November 30, 2010, Discovery Labs received a Staff Determination letter from The Nasdaq Stock Market indicating that it had not re-established compliance with the Minimum Bid Price Rule on or prior to November 29, 2010 and, as a result, its common stock was subject to delisting from the Nasdaq Capital Market.  Discovery Labs requested a hearing before the Panel and, at the hearing, presented its plan for achieving compliance with the Nasdaq listing requirements.  The plan included implementing a 1-for-15 reverse stock split, which was approved by Discovery Labs’ stockholders at the Annual Meeting of Stockholders held on December 21, 2010 and made effective on December 28, 2010.

Discovery Labs’ shares will continue to trade on the Nasdaq Capital Market under the symbol “DSCOD” through approximately January 25, 2011, after which the fifth character “D” will be dropped and the symbol will revert to “DSCO.”  The fifth character was added to the trading symbol to notify investors of the occurrence of the reverse stock split.

About Discovery Labs
Discovery Laboratories, Inc. is a biotechnology company developing surfactant therapies for respiratory diseases.  Surfactants are produced naturally in the lungs and are essential for breathing.  Discovery Labs’ novel proprietary KL4 surfactant technology produces a synthetic, peptide-containing surfactant that is structurally similar to pulmonary surfactant and is being developed in liquid, aerosol and lyophilized formulations. In addition, Discovery Labs’ proprietary capillary aerosolization technology produces a dense aerosol, with a defined particle size that is capable of potentially delivering aerosolized KL4 surfactant to the lung without the complications currently associated with liquid surfactant administration.  Discovery Labs believes that its proprietary technology platform makes it possible, for the first time, to develop a significant pipeline of surfactant products to address a variety of respiratory diseases for which there frequently are few or no approved therapies. For more information, please visit our website at www.Discoverylabs.com.

Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements, including with respect to the potential continued listing of the Company’s common stock on the Nasdaq Capital Market, are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission including the Company’s proxy statement on Schedule 14A and the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:

John G. Cooper, President and Chief Financial Officer
215-488-9490